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                                  Exhibit (11)

                        STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings



                                                           Three Months Ended                   Six Months Ended
                                                                 June 30,                           June 30,
                                                         1998               1997             1998               1997
                                                         ----               ----             ----               ----
Net income                                            $3,113,472        $2,633,116        $6,116,437        $5,095,592
Less: preferred dividends                                 12,735             9,579            25,585            19,157
                                                      ----------        ----------        ----------        ----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS           3,100,737         2,623,537         6,090,852         5,076,435
Add: interest on convertible subordinated debt                --            55,639                --           130,629
                                                      ----------        ----------        ----------        ----------
NET INCOME ADJUSTED FOR DILUTED COMPUTATION           $3,100,737        $2,679,176        $6,090,852        $5,207,064
                                                      ==========        ==========        ==========        ==========


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING             8,279,458         7,791,977         8,253,079         7,758,583
Add dilutive effect of:
      Stock options                                      167,657           117,372           131,626           100,508
      Convertible preferred stock                        244,357           246,963           245,152           247,493
      Convertible subordinated debt                           --           455,500                --           471,268
                                                      ----------        ----------        ----------        ----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION               8,691,472         8,611,812         8,629,857         8,577,852
                                                      ==========        ==========        ==========        ==========

BASIC EARNINGS PER SHARE                              $     0.37        $     0.33        $     0.74        $     0.65
                                                      ==========        ==========        ==========        ==========
DILUTED EARNINGS PER SHARES                           $     0.36        $     0.31        $     0.71        $     0.61
                                                      ==========        ==========        ==========        ==========

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